FOR IMMEDIATE RELEASE

Contact: Bahram Yusefzadeh
         Chairman and Chief Executive Officer
         (407) 682-1894



            PHOENIX INTERNATIONAL SHAREHOLDERS APPROVE ASSET SALE AND
                        CLOSING OF TRANSACTION COMPLETED

ORLANDO, Fla. (February 23, 2001) --- Phoenix International Ltd., Inc. (OTCBB:
PHXX), a world leader in client/server core banking solutions, announced that in a special meeting of shareholders held yesterday in Orlando, a proposal to approve an asset purchase agreement, dated October 25, 2000, among Phoenix International and London Bridge Phoenix Software, Inc., ("London Bridge") an indirect wholly-owned subsidiary of London Bridge Software Holdings, PLC, pursuant to which London Bridge will purchase substantially all of the assets and assume specified liabilities of Phoenix, was approved by over 80% of the Company's shareholders. Additionally, a proposal to change the Company's name to Sphinx International and a proposal to adopt a plan of dissolution were also approved by shareholders.

         The transaction relating to the approved asset sale between Phoenix and London Bridge closed today, February 23, 2001.

         Phoenix International, headquartered in Orlando, Florida, is a leading provider of integrated software applications for the financial services industry worldwide. The Company's products include the Phoenix System, a fully integrated client/server retail banking system that includes customer relationship information management, online customer profitability analysis, financial reporting and an executive information management system. Phoenix also offers fully integrated teller, trade finance and Internet banking modules, as well as Intranet and website applications and services. Phoenix also offers its system on an outsourced basis through its application service centers.

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